Exhibit (k)(18)

EXECUTION VERSION

AMENDMENT NO. 12 TO CREDIT AGREEMENT

AMENDMENT NO. 12 (this “Amendment”), dated as of November 20, 2020, to the Credit Agreement, dated as of December 12, 2008, by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of December 11, 2009, Amendment No. 2, dated as of December 10, 2010, Amendment No. 3, dated as of December 9, 2011, Amendment No. 4, dated as of December 7, 2012, Amendment No. 5, dated as of December 6, 2013, Amendment No. 6, dated as of December 5, 2014, Amendment No. 7, dated as of December 4, 2015, Amendment No. 8, dated as of December 2, 2016, Amendment No. 9, dated as of December 1, 2017, Amendment No. 10, dated as of November 30, 2018, and Amendment No. 11, dated as of November 22, 2019 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Each of the following defined terms contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Amendment Effective Date” means the Amendment Effective Date under, and as such term is defined in, Amendment No. 12, dated as of November 20, 2020, to this Agreement.

“Applicable Fee Rate” means (a) prior to the Amendment Effective Date, the applicable rate set forth from time to time in this Agreement at which the commitment fee accrues, and (b) as of any other date, a rate per annum equal to (i) in the event that outstanding principal balance of all Loans equals or exceeds 75% of the Aggregate Commitment Amount, 0.15%, and (ii) at all other times, 0.25%.

“Applicable Loan Rate” means (a) prior to the Amendment Effective Date, the applicable margin set forth from time to time in this Agreement by reference to which interest accrues, and (b) as of any other date, 0.80%.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, as of any day, the higher of (a) the Applicable Loan Rate plus the Federal Funds Effective Rate as in effect on that day, and (b) the Applicable Loan Rate plus the One Month LIBOR Rate as in effect on that day; provided that following the occurrence of a Rate Unavailability Event pertaining to the One Month LIBOR Rate, the Base Rate shall be the Applicable Loan Rate plus the Federal Funds Effective Rate as in effect on that day.

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.0%, and (b) the Screen Rate at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period, provided that following the occurrence of a Rate Unavailability Event pertaining to such LIBOR Loan, the LIBOR Offered Rate with respect to such LIBOR Loan shall be the Fall Back Rate adopted therefor, if any.

“Revolving Credit Period” means the period from and including the Effective Date to the Domestic Business Day immediately preceding the Termination Date.

“Termination Date” means November 19, 2021, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers..

2.  Section 1.01 of the Credit Agreement is hereby amended by adding each of the following new defined terms in its appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Fall Back Rate” means, with respect to the Reference Rate referred to in clause (b) of such defined term, the sum of each of the following (in each case giving due consideration to (x) any selection or recommendation of a replacement benchmark rate (or any adjustment thereto) or the mechanism for determining such a rate (or any adjustment thereto) by the Relevant Governmental Body, or (y) any evolving or then-prevailing market convention for determining a benchmark rate (or any adjustment thereto) as a replacement for such Reference Rate or the Underlying Benchmark (or any adjustment thereto) for U.S. law governed syndicated credit facilities having similar currencies at such time): (i) the alternate benchmark rate, if any, that has been selected by the Agent and the Borrower as the replacement for such Reference Rate, and (ii) the related adjustment, if any, to such alternate benchmark rate that has been selected by the Agent and the Borrower, provided that the Agent (x) has provided written notice thereof to the Banks and (y) has not received written notice of objection to such Fall Back Rate from Required Banks within five (5) Domestic Business Days from the date of such notice, provided further that if the Fall Back Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

“Fall Back Rate Conforming Changes” means, with respect to the adoption of any Fall Back Rate, any technical, administrative or operational changes (including changes to definitions contained herein, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Fall Back Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Fall Back Rate exists, in such other manner of administration as the Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Fed Funds Business Day” shall mean any day upon which overnight federal funds transactions are conducted.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the federal funds effective rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a Fed Funds Business Day, then the Federal Funds Effective Rate shall be such rate as in effect on the Fed Funds Business Day immediately preceding such day, provided further that if the Federal Funds Effective Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

“FRBNY” shall mean the Federal Reserve Bank of New York, or any successor thereto that publishes the Federal Funds Effective Rate.

“FRBNY Business Day” shall mean each business day that is not included in the FRBNY’s holiday schedule.

“Permitted Restricted Payment” means any Restricted Payment, other than a Restricted Payment (a) which would be outside of the ordinary course of business of the Borrower or (b) which would not be consistent with the Borrower’s past practices.

“Rate Unavailability Event” means, with respect to any Reference Rate, the Agent having determined (which determination shall be conclusive absent manifest error) that:

(a)  adequate and reasonable means do not exist for ascertaining such Reference Rate or the applicable Underlying Benchmark, or

(b)  the circumstances set forth in clause (a) have not arisen but any of:

(i)  the supervisor (the “Supervisor”) for the administrator (the “Administrator”) of such Reference Rate or the applicable Underlying Benchmark has made a public statement that such Reference Rate or the applicable Underlying Benchmark (A) is no longer representative of the underlying market, in which case a “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of the date of such statement, or (B) will no longer be representative of the underlying market after a specific date, in which case a “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(ii)  the Supervisor has made a public statement that the Administrator (A) is insolvent (and there is no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark), in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of the date of such statement, or (B) will be insolvent as of a specific date (and there will be no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark) in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(iii)  the Administrator has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark), in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(iv)  the Supervisor has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark will permanently or indefinitely cease to be published, in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date; or

(v)  the Supervisor or the Relevant Governmental Body has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark may no longer be used for determining interest rates for loans, in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date.

“Reference Rate” means (a) with respect to any existing or proposed Base Rate Loan, the One Month LIBOR Rate component of the Base Rate, and (b) with respect to any existing or proposed LIBOR Loan for any Interest Period, the LIBOR Offered Rate applicable thereto.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by the Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by the Borrower on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares, units or other equity interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underlying Benchmark” means, with respect to any existing or proposed LIBOR Loan, the LIBOR Offered Rate.

3.  Clause (e) of the defined term “Maximum Amount” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)  the amount of Senior Securities Representing Indebtedness that would cause the “asset coverage” (as defined in Section 18(h) of the Investment Company Act) to be 3.00:1.00.

4.  The defined term “One Month LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the word “multiplied” with the word “divided”.

5.  The Credit Agreement is hereby amended by (a) replacing each instance of the term “Federal Funds Rate” with the term “Federal Funds Effective Rate” and (b) deleting in its entirety each of the defined terms “Federal Funds Rate” and “Statutory Coverage Ratio Certificate” contained in Section 1.01.

6.  Section 4.01(a) of the Credit Agreement is hereby amended by replacing the term “EEA Financial Institution” with the term “Affected Financial Institution”.

7.  Section 4.16 of the Credit Agreement is hereby amended by (a) adding the designation “(a)” immediately before the phrase “None of” and (b) deleting the word “Sudan” contained therein.

8.  Section 5.01(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) from time to time such additional documents and information as the Agent, at the request of any Bank, may (x) reasonably request regarding the financial position or business of the Borrower, including without limitation, listing and valuation reports, and (y) request in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

9.  Article V of the Credit Agreement is hereby amended by adding a new Section 5.23 at the end thereof as follows:

SECTION 5.23.  Restricted Payments. The Borrower shall not make any Restricted Payment other than a Permitted Restricted Payment. The Borrower shall not make any Permitted Restricted Payment at any time one or more Loans are outstanding (a) if any Default shall be continuing or would result therefrom, or (b) if immediately after giving effect thereto, (i) the aggregate principal amount of Loans outstanding would exceed the Borrowing Base, or (ii) the aggregate amount of Total Liabilities that are Senior Securities Representing Indebtedness would exceed 33 1/3% of Adjusted Net Assets.

10.  Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 8.02. Alternate Rate of Interest.

(a)  Notices. The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Rate Unavailability Event (and the date thereof) applicable to a Reference Rate, (ii) the adoption of any Fall Back Rate, and (iii) the effectiveness of any Fall Back Rate Conforming Changes.

(b)  Fall Back Rate Conforming Changes. In connection with the adoption of a Fall Back Rate, the Agent will have the right to make Fall Back Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Fall Back Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)  Rate Unavailability Event. Upon the occurrence of a Rate Unavailability Event with respect to the Reference Rate referred to in clause (b) of such defined term:

(i)  the Borrower shall be deemed to have revoked any request for borrowing of, conversion to or continuation of Loans which would accrue interest based upon such Reference Rate to be made, converted or continued on or after such Rate Unavailability Event, and the Borrower shall not make any further such requests; and

(ii)  in the case of any existing LIBOR Loan bearing interest by reference to such Reference Rate, at the end of the Interest Period applicable thereto such LIBOR Loan shall be automatically converted to a Base Rate Loan unless the Borrower shall have (A) elected to convert (subject to Section 2.02) such LIBOR Loan at the end of such Interest Period to a LIBOR Loan bearing interest by reference to a Reference Rate for which either (x) no Rate Unavailability Event shall have occurred, or (y) a Fall Back Rate shall have been adopted, or (B) prepaid the principal of such LIBOR Loan (together with accrued interest thereon to the date of prepayment and the amount, if any, payable pursuant to Section 8.04) on or before the end of such Interest Period.

11.  Section 9.09(b) of the Credit Agreement is hereby amended by (a) adding the phrase “service providers for any of the Banks and its Affiliates,” immediately after the designation “(iv)” contained therein and (b) adding the phrase “any party to the Loan Documents,” immediately after the designation “(v)” contained therein.

12.  Section 9.13 of the Credit Agreement is hereby amended by adding to the end thereof the following:

Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent or any Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation relating to this Agreement and involving the Borrower, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Document, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

13.  Schedule 1 to the Credit Agreement is hereby amended by replacing the value “$140,000,000” with the value “$130,000,000”.

14.  Paragraphs 1 through 13 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)  the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)  the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the

Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures as in effect on the date hereof, and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since November 22, 2019 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)  the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;

(d)  the Agent shall have received copies of a Federal Reserve Form FR U-1 for each Bank, duly executed and delivered by the Borrower, in form and substance satisfactory to the Agent and its counsel;

(e)  the aggregate outstanding principal amount of all Loans shall not exceed the Aggregate Commitment Amount after giving effect to this Amendment;

(f)  the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(g)  the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

15.  The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

16.  In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

17.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent or any Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation relating to this Amendment and involving the Borrower, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Document, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

18.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/ Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

Credit Suisse High Yield Bond Fund - Amendment No. 12 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/ Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Credit Suisse High Yield Bond Fund - Amendment No. 12 to Credit Agreement